Exhibit 10.8

ADDENDUM TO SHARE PURCHASE AGREEMENT

THIS ADDENDUM TO THE SHARE PURCHASE AGREEMENT (this “Addendum”) is made as of the 15th day of Dec 2021 by and between Polyrizon Ltd., a company incorporated under the laws of the state of Israel, whose principal address is at 5 Zarhin St. , Ra’anana, Israel (the “Company) and Medigus Ltd., a company incorporated under the laws of the state of Israel, whose principle address is at 3 HaNechoshet Street, building B, 6971068, Tel Aviv, Israel (the “Purchaser”). The Company and the Purchaser shall hereinafter be collectively referred to as the “Parties” and individually referred to as a “Party”.

WHEREAS, the Parties entered into a Share Purchase Agreement dated July 15th, 2020 (the “SPA”); and

WHEREAS, the Parties entered into two additional Share Purchase Agreements dated March 9, 2021 and August 25, 2021 (the “Additional Share Purchase Agreements”); and

WHEREAS, pursuant to Section C of the SPA, the Purchaser was granted an option to invest an amount of USD 1,000,000 in the Company in consideration for 3,107,223 shares of the Company, exercisable immediately and remaining in full force and effect until the earlier of (i) April 23, 2023, and (ii) immediately prior to the consummation by the Company of equity financing in an amount no less than US$500,000 based on a pre-money valuation of at least US$10,000,000. (the “Original Option”); and

WHEREAS, subject to the terms and conditions of this Addendum, the Parties have agreed to change the terms of the Option as detailed in this Addendum;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	The Parties agree that upon the consummation of the Company’s initial public offering (the “IPO”), the Original Option shall be terminated and be replaced by the following option (the “New Option”):

Purchaser shall have the option, exercisable at its sole discretion, to invest in the Company an additional one-time investment amount of US$2,000,000, in consideration for ordinary shares of the Company (the “Ordinary Shares”). The New Option shall be exercisable under the terms set out below:

A.	The New Option shall be exercisable for a period of 3 (three) years from the date of closing of the IPO; and

B.	The exercise price per share of the New Option shall be a price per share equal to 125% of the Company’s price per share offered to the public at the IPO. For the purpose of clarification, if the price per share at the IPO is US$6.00, the New Option will be exercised at a price per share of US$7.50, i.e., the Purchaser will receive approximately 266,667 shares of the Company at a price per share equal to US$7.50.

C.	If the Company, at any time while the New Option or the Original Option is outstanding:

(i) pays a share dividend or otherwise makes a distribution or distributions on its Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares, (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of reverse share split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues by reclassification of Ordinary Shares or any shares of capital stock of the Company, as applicable, then in each case the exercise price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event, and the number of shares issuable upon exercise of the New Option shall be proportionately adjusted such that the aggregate exercise price of the New Option shall remain unchanged. Any adjustment made pursuant to this Section (C) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

D.	During such time as the New Option is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement, rights offering or other similar transaction), at any time after the issuance of the New Option, then, if and only if an adjustment pursuant to this subsection would cause the exercise price to be reduced, in each such case, the exercise price shall be multiplied by a fraction, of which the denominator shall be the price per share of the Company’s Ordinary Shares on the closing of the last trading day prior to the ex-date of such distribution, and the numerator shall be the price per share of the Company’s Ordinary Shares on such ex-date.

E.	The Purchaser hereby undertakes not to exercise the Original Option until the earlier of:

(i) the consummation of the IPO; or (ii) if no IPO is consummated, June 30, 2022. For avoidance of doubt it is hereby clarified that if the New Option becomes effective as a result of the consummation of an IPO the Original Option shall terminate in accordance with Section 1.

F.	The Parties further agree that the Original Option is exercisable to a total of 3,107,223 Ordinary Shares, or, subject to the consummation of an investment round for an aggregate investment of US$150,00 during the month of December 2021, to a total of 6,215,233 Ordinary Shares, in each case subject to the adjustments under Section (C) above. Other than technical adjustments under Section C above, the total number of shares detailed in this Section F which may be granted upon exercising the Original Option will not be subject to any other adjustments.

Miscellaneous.

2.	Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Addendum and the intentions of the Parties as reflected thereby.

3.	This Addendum shall be governed by and construed in accordance with the laws of the State of Israel, excluding the body of law pertaining to conflict of law. Any disputes arising under or in relation to this Addendum shall be resolved exclusively by the competent courts of Tel-Aviv.

4.	This Addendum may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. Signatures by facsimile or signatures which have been scanned and transmitted by electronic mail shall be deemed valid and binding for all purposes.

[Signature Page to Follow]

Signature Page of Addendum to Share Purchase Agreement
Polyrizon Ltd.

IN WITNESS WHEREOF, the parties have executed this Addendum on the date first appearing above:

THE COMPANY:

/s/ Tomer Izraeli
Polyrizon ltd.

By:	Tomer Izraeli
Title:	CEO

THE PURCHASER:

/s/ Eli Yoresh /s/ Liron carmel
Medigus Ltd.

By:	Eli Yoresh , Liron carmel
Title:

3